UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 6) *



                            U.S.B. HOLDING CO., INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    902910108
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                DECEMBER 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

[   ]    Rule 13d-1(b)

[ X ]    Rule 13d-1(c)

[   ]    Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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


----------------------------------------
          CUSIP No. 902910108
----------------------------------------

--------  -------------------------------------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS.
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Harald R. Torsoe
--------  -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

          (a)_________________

          (b)_________________
--------  -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------  -------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------  ----------  ---------------------------------------  ---------------------------------------
      NUMBER OF            5           SOLE VOTING POWER                        1,367,400 shares
      SHARES
      BENEFICIALLY         ----------  ---------------------------------------  ---------------------------------------
      OWNED BY             6           SHARED VOTING POWER                      32,708 shares
      EACH
      REPORTING            ----------  ---------------------------------------  ---------------------------------------
      PERSON WITH          7           SOLE DISPOSITIVE POWER                   1,367,400 shares

                           ----------  ---------------------------------------  ---------------------------------------
                           8           SHARED DISPOSITIVE POWER                 32,708 shares

-------------------------  ----------  ---------------------------------------  ---------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,400,108 shares
--------  -------------------------------------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)  [__]

--------  -------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.9%
--------  -------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
--------  -------------------------------------------------------------------------------------------------------------


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


ITEM 1.

(A)      NAME OF ISSUER

         U.S.B. Holding Co., Inc.

(B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         100 Dutch Hill Road, Orangeburg, NY  10962

ITEM 2.

(A)      NAME OF PERSON FILING

         Harald R. Torsoe

(B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         1 First Street, Building 24A, Nanuet, NY  10954

(C)      CITIZENSHIP

         United States

(D)      TITLE OF CLASS OF SECURITIES

         Common Stock

(E)      CUSIP NUMBER

         902910108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B), OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable.

ITEM 4.           OWNERSHIP

(A)      AMOUNT BENEFICIALLY OWNED:

         1,400,108 shares of Common Stock.

(B)      PERCENT OF CLASS:

         6.9%.

(C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE: 1,367,400 shares of Common Stock.

         (II) SHARED POWER TO VOTE OR DIRECT THE VOTE: 32,708 shares of Common Stock owned by Mr. Torsoe's wife.

         (III)    SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
1,367,400 shares of Common Stock.

         (IV)     SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
32,708 shares of Common Stock owned by Mr. Torsoe's wife.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

         Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF A GROUP

         Not applicable.

ITEM 10.          CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   February 14, 2005


                                                         /s/ Harald R. Torsoe
                                                         -----------------------
                                                         Harald R. Torsoe





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